Exhibit 35.3

SERVICER COMPLIANCE STATEMENT

American Express Centurion Bank

American Express Credit Account Master Trust

Reporting Period January 1, 2015 to December 31, 2015

The undersigned, a duly authorized officer of American Express Centurion Bank (“AECB”), a wholly-owned subsidiary of American Express Travel Related Services Company, Inc. (“TRS”), pursuant to the Amended and Restated Supplemental Servicing Agreement, dated as of March 30, 2010, among TRS, AECB, American Express Bank, FSB, American Express Receivables Financing Corporation III LLC, American Express Receivables Financing Corporation IV LLC, and American Express Receivables Financing Corporation II (as amended from time to time, the “Agreement”), does hereby certify that:

1.	AECB performs certain servicing procedures on behalf of TRS under the Agreement.

2.	The undersigned is duly authorized to execute and deliver this Certificate.

3.	A review of AECB’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.

4.	To the best of my knowledge, based on such review, AECB has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 28th day of March, 2016.

AMERICAN EXPRESS CENTURION BANK

By:	/s/ Denise D. Roberts
Name:	Denise D. Roberts
Title:	Chief Financial Officer

By:	/s/ Brady P. Bagley
Name:	Brady P. Bagley
Title:	Vice President – Controller, U S Banking